Notice of 2004 Annual Meeting of Shareholders and Proxy Statement

August 30, 2004

Dear Shareholder

Herman Miller, Inc.‘s fiscal year ended May 29, 2004. Enclosed you will find the 2004 Report to Shareholders and a proxy card to vote your shares. You may vote your shares by mail, the Internet, or telephone.

Our Annual Shareholders’ Meeting is scheduled for September 27, 2004. This year’s meeting is at The Westin Detroit Metropolitan Airport, Tuskegee Room, 2501 Worldgateway Place, Detroit, Michigan. I will convene the business meeting promptly at 11:00 a.m. (EDT).

During the business meeting we will elect four members to the Board of Directors, take action on three proposals, and transact any other business as may come before the meeting.

Sincerely,

/s/ Michael A. Volkema
Michael A. Volkema
Chairman of the Board

Your vote is important. Please complete, sign, date, and promptly return your proxy card in the enclosed envelope, or you may vote your shares by calling the toll-free telephone number or using the Internet as described in the instructions with your proxy card.

Notice of Annual Meeting of Shareholders

The annual meeting of the shareholders of Herman Miller, Inc. (the “company”), will be held on September 27, 2004, at The Westin Detroit Metropolitan Airport, Tuskegee Room, 2501 Worldgateway Place, Detroit, Michigan at 11 a.m. (EDT) for the following purposes:

1.	To elect four directors, each for a term of three years
2.	To amend our 1994 Nonemployee Officer and Director Stock Option Plan
3.	To approve our new Executive Incentive Cash Bonus Plan
4.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors
5.	To transact such other business as may properly come before the meeting or any adjournment thereof

Shareholders of record at the close of business on July 30, 2004, will be entitled to vote at the meeting.

Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope or submit your vote via telephone or Internet. If you do attend the meeting and wish to vote in person, you may do so even though you have previously voted by proxy.

By order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board       August 30, 2004

Table of Contents

3	Solicitation of Proxies
4	Election of Directors
5	Proposal to Amend the Company's 1994 Nonemployee Officer and Director Stock Option Plan
7	Proposal to Approve the Company’s Executive Incentive Cash Bonus Plan
10	Ratification of Appointment of Independent Auditors
11	Voting Securities and Principal Shareholders
11	Director and Executive Officer Information
14	Corporate Governance and Board Matters
15	Compensation of Board Members and Nonemployee Officers
16	Board Committees
17	Report of the Audit Committee
18	Executive Compensation Committee Report
22	Summary Compensation Table
23	Option Grants in Last Fiscal Year
24	Aggregated Stock Option Exercises in Fiscal 2004 and Year End Option Values
24	Long-Term Incentive Plans—Awards in Last Fiscal Year
24	Equity Compensation Plan Information
25	Pension Plan
25	Other Arrangements
25	Shareholder Return Performance Graph
26	Section 16(a) Beneficial Ownership Reporting Compliance
26	Shareholder Proposals—2005 Annual Meeting
26	Miscellaneous
27	Appendix I Herman Miller, Inc., Executive Incentive Cash Bonus Plan
32	Appendix II Herman Miller, Inc., Board of Directors--Audit Committee Charter July 2004

2      2004 Proxy Statement

Herman Miller, Inc.

855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302

Proxy Statement Dated August 30, 2004

This Proxy Statement is furnished to the shareholders of Herman Miller, Inc., in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Monday, September 27, 2004, at 11 a.m. (EDT) at The Westin Detroit Metropolitan Airport, Tuskegee Room, 2501 Worldgateway Place, Detroit, Michigan.

Solicitation of Proxies

Each shareholder, as an owner of the company, is entitled to vote on matters scheduled to come before the annual meeting. The use of proxies allows a shareholder to be represented at the annual meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for that purpose. Also, you can vote by proxy through the use of telephone or the Internet, as explained on the enclosed proxy card.

If the proxy card is properly executed and returned to the company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for the proposals described in this Proxy Statement.

A proxy may be revoked prior to its exercise by (i) delivering a written notice of revocation to the Secretary, (ii) executing a proxy at a later date, or (iii) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

Herman Miller, Inc., and Subsidiaries      3

Election of Directors

The Board of Directors has nominated E. David Crockett, C. William Pollard, Dorothy A. Terrell, and David O. Ulrich for election as directors, each to serve until the 2007 annual meeting. Each of the nominees previously has been elected as a director by our shareholders.

The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder’s proxy, the people named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of people than the number of nominees named.

A plurality of the votes cast at the meeting is required to elect the nominees as our directors. Accordingly, the four people who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors recommends a vote FOR the election of all people nominated by the Board.

4      2004 Proxy Statement

Proposal to Amend the Company’s 1994 Nonemployee Officer and Director Stock Option Plan

In 1994, our Board adopted, and our shareholders approved, the Herman Miller, Inc., 1994 Nonemployee Officer and Director Stock Option Plan (the “Plan”). The Plan, which was amended and restated in 1997, is intended to encourage stock ownership by our nonemployee officers and directors and to provide those individuals with additional incentive to manage the company effectively and to contribute to its success. The Plan is also intended to provide a form of compensation that will attract and retain highly qualified individuals to serve as nonemployee officers and members of our Board. There are currently 190,149 shares available under the Plan for future option grants; the Plan is due to expire on October 5, 2004.

Our Board has approved an amendment to the Plan to make an additional 300,000 shares of our common stock available for issuance under the Plan and to extend the term of the Plan until October 5, 2014. This amendment will ensure an adequate number of shares are available to administer the Plan and will extend the Plan for an additional 10-year period. Under the terms of the Plan, the proposed amendment must be approved by our shareholders. Accordingly, at the annual meeting, our shareholders are being asked to consider and approve this amendment. The following paragraphs summarize the principal features of the Plan.

Description of the Plan

The Plan provides that all persons who serve us as officers or directors, but are neither contractual nor common law employees of the company, are eligible to participate in the Plan. Subject to the eligibility criteria, the Executive Compensation Committee (the “Committee”) is authorized to select the persons to be granted options, the number of shares subject to each option, and other option conditions, consistent with the terms of the Plan. The Plan precludes any one participant from receiving options covering more than a total of 15 percent of the common stock reserved for issuance under the Plan.

The term of each option granted under the Plan may not exceed 10 years from the date of grant. The option price for each option must equal 100 percent of the fair market value of our stock on the date the option is granted. In general, no option may be exercisable in whole or in part prior to the first anniversary of the date of grant of the option.

In consideration of the grant of an option, optionees are required to agree to continue to serve as an officer or director, as the case may be, for the lesser of at least 12 months from the date the option is granted or for the remainder of the optionee’s term as an officer or director. Notwithstanding this requirement, nothing contained in the Plan or any agreement to be executed under the Plan will obligate us, our Board, or our shareholders to retain an optionee as an officer or director.

Our Board may amend or terminate the Plan with respect to shares not subject to option at the time of amendment or termination. The Plan may not be amended without shareholder approval if the amendment would increase the maximum number of shares that may be issued under the Plan, increase the maximum number of shares that may be optioned to any one nonemployee officer or director, materially increase the benefits accruing to the option holders under the Plan, decrease the price at which options may be granted, remove the administration of the Plan from the Committee, or permit the granting of options under the Plan after October 5, 2014.

Participation in the Plan

There are currently 11 people who are eligible to participate in the Plan. For the year ended May 29, 2004, our nonemployee officers and directors, as a group, were granted options allowing them to purchase a total of 45,907 shares of our common stock at a per share exercise price of $25.46.

Federal Tax Consequences

The following summarizes the consequences of the grant and exercise of options under the Plan for federal income tax purposes, based on management’s understanding of existing federal income tax laws. This summary is necessarily

Herman Miller, Inc., and Subsidiaries      5

general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed, and may vary from locality to locality.

Optionees will not recognize taxable income at the time an option is granted under the Plan unless the option has a readily ascertainable market value at the time of grant. We understand that options to be granted under the Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. Because options will not qualify as incentive stock options under the Code, the difference between the fair market value of the shares at the time an option is exercised and the option exercise price generally will be treated as ordinary income to the optionee. The company is entitled to a corresponding deduction equal to the amount of an optionee’s ordinary income.

Tax consequences to an optionee will arise again at the time the shares of common stock are sold. In general, if the shares have been held for more than one year, the gain or loss will be treated as long-term capital gain or loss. Otherwise, the gain or loss will be treated as short-term capital gain or loss. The amount of any gain or loss will be calculated under the general principles for determining gain and loss, and will equal the difference between the amount realized on the sale and the tax basis of the shares of common stock. The tax basis will generally equal the cost of the shares (the option exercise price paid) plus any income recognized upon exercise of the option.

Required Vote for Approval

The affirmative vote of a majority of our common stock voted at the annual meeting, by person or by proxy, is required to approve the amendment to the Plan. While broker non-votes will not be counted as votes cast on this Plan, shares voted as abstentions will be counted as votes cast. Since the majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval.

The Board of Directors recommends a vote FOR the approval of the proposed amendment to the Plan.

6      2004 Proxy Statement

Proposal to Approve the Herman Miller, Inc., Executive Incentive Cash Bonus Plan and Material Terms of the Company’s Performance-Based Compensation System

On July 27, 2004, the Board approved the terms of the Herman Miller, Inc., Executive Incentive Cash Bonus Plan (the “Plan”), for approval by our shareholders. Since 1997, our Board has utilized an “Economic Valued Added” (“EVA®”) performance measurement system to provide the framework for our incentive compensation plans. In 1998 our shareholders adopted our Incentive Cash Bonus Plan (the “1998 Plan”), which incorporated the EVA measurement system for purposes of determining performance-based cash compensation for our executive employees. This Plan would replace the 1998 Plan.

The following is a description of the Plan, which is qualified in its entirety by reference to the complete text of the Plan set forth in attached Appendix I.

Purpose

The purpose of the Plan is to more closely link incentive cash compensation to the creation of shareholder wealth and reward long-term, continuing improvements in shareholder value. The Plan is intended to foster a culture of performance and ownership, promote accountability, and establish a framework of manageable risks imposed by variable pay. As a result of these features of the Plan, our Board believes that the Plan will foster long-term improvements in shareholder value, not merely near-term gains in reported financial performance.

Eligibility

Although changes in our EVA provide a means for determining bonus compensation to substantially all of our employees, eligibility for participation in the Plan is limited to selected employees. At present, there are 129 employees who would be eligible to participate in the Plan. For fiscal 2004, the aggregate amount of bonus payments to employees that qualify as participants in the 1998 Plan was $2,127,183, ($808,815 to executive officers as a group). Bonus payments to the Named Executives are set forth in the Summary Compensation Table appearing below in this Proxy Statement. It is not possible, at this time, to determine the bonuses that would be earned or payable to participants for performance during fiscal 2005. If the Plan and the EVA performance system are not approved by our shareholders, the amount of compensation payable to any one of our Named Executives will be limited (when aggregated with other nonperformance-based compensation within the meaning of Section 162(m) of the Code), to the maximum amount of compensation that would be deductible by the company as an expense under Section 162 of the Code.

Description of the Performance Measurement System

The Plan establishes a means of providing performance-based cash compensation to the company’s employees based upon changes in the company’s EVA. As defined in the Plan, EVA equals the company’s net operating profit after taxes (NOPAT), less the company’s cost of capital. NOPAT is defined as the company’s pre-tax profit, as determined from the company’s audited financial statements, and as adjusted by the Executive Compensation Committee (the “Committee”) in a manner consistent with the Herman Miller EVA Management System Technical Manual (the “Manual”). The adjustments are intended to convert the company’s accounting-based after-tax profits to an economic basis. The company’s cost of capital is determined by the Committee each year, based upon the sum of our weighted cost of equity and weighted cost of debt. The cost of capital is fixed at the beginning of each Plan year.

Using these criteria and standards, the Committee establishes a Target Bonus for each participant, expressed as a percentage of base salary, and the target improvement in annual EVA growth (“Expected Improvement”). The Expected Improvement is intended to reflect the stock market’s expectation of annual EVA growth, based upon the share price of the company’s common stock.

Bonuses are determined by comparing the Actual Improvement in EVA for the year (after adjusting for any EVA Carryover Amount, described below) to the Expected Improvement in EVA and the predetermined Bonus Interval. That comparison (illustrated below) results in an EVA Bonus Factor. The dollar amount of the bonus is then determined by multiplying the participant’s Target Bonus by the EVA Bonus Factor. The upper limit of the Bonus Interval is the amount

Herman Miller, Inc., and Subsidiaries      7

of EVA growth above the Expected Improvement which would result in a doubling of the Target Bonus. The lower limit of the Bonus Interval is the diminution of EVA that would result in no Target Bonus.

If the Actual Improvement in EVA exceeds the Expected Improvement (the “Excess Improvement”), the Bonus Factor equals one plus the quotient obtained dividing the Excess Improvement by the Bonus Interval. If the Actual Improvement in EVA is less than the Expected Improvement (the “Shortfall”), expressed as a negative number, the Bonus Factor is one plus the quotient obtained dividing the Shortfall by the Bonus Interval. For instance, if the Actual Improvement is $15 million, the Expected Improvement is $10 million and the Bonus Interval is $20 million, the Bonus Factor would be 1.25 [1 + ($5 million/$20 million]. On the other hand, if the Actual Improvement is $7.5 million, and assuming the same Expected Improvement and Bonus Interval, the Bonus Factor would be .875 [1 + (- $2.5 million/$20 million].

Under the Plan, a bonus payment may not exceed twice the Target Bonus or $2.5 million. If the Actual Improvement in EVA for a year results in a Bonus Factor of more than two, that excess is carried over to the following year. Also, any Shortfall in excess of the Bonus Interval is carried over to the following year. However, in no event may the EVA Carryover Amount be an amount either positive or negative, in excess of the Bonus Interval.

Payment of Bonuses

All bonuses are required to be paid within thirty days after the Committee certifies the EVA Bonus Factor for that year. At the discretion of the Committee, an EVA Bonus Factor may be based on the company’s results only, or based upon the results of a particular division, operation, subsidiary or combination thereof. Earned bonuses are prorated if an employee terminates employment with us prior to the end of a Plan year only if termination is due to death, disability or retirement at or after the age of 55 and the employee has at least five years of service with the company.

Administration

The Plan is administered by the Committee. The Committee also has the authority to interpret the Plan and to establish rules and regulations for purposes of administering the Plan.

At the beginning of each Plan year, the Committee is required to (1) approve our EVA as of the beginning of the year and our cost of capital, (2) approve the EVA Carryover Amount, if any, from the previous Plan years, (3) determine or approve the Target Bonus Percentages for each Plan participant, and (4) establish the Expected Improvements in EVA and the Bonus Interval. At the end of each Plan year, the Committee is required to (1) approve our EVA determination as of the end of that year, (2) approve the calculation of the Actual Improvement in EVA, and (3) approve the determination of the EVA Bonus Factor for the year, consistent with the terms of the Plan and the Manual.

Termination or Amendment of the Plan

Our Board may amend, discontinue or terminate the Plan at any time; however, no amendment, discontinuance or termination may alter or otherwise affect bonuses earned through the date of termination. In addition, without the prior approval of the company’s shareholders, no amendment to the Plan may be made that would replace the EVA performance measurement system for determining bonuses under the Plan. The Board or Committee would, however, retain the authority to adjust and establish Expected Improvement, Bonus Intervals, Target Bonus Percentages and other criteria utilized in the EVA performance measurement system.

Federal Tax Consequences

The following summarizes the consequences of the achievement of earned bonuses and payment of bonuses under the Plan for federal income tax purposes, based upon management’s understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed, and may vary from locality to locality.

Based upon the terms and conditions of the Plan, Plan participants will not recognize any compensation at the time a bonus amount is determined. Upon payment of a bonus, a participant will recognize ordinary income in the amount of

8      2004 Proxy Statement

the bonus paid. The company will be entitled to a deduction in the year in which a participant recognizes ordinary income under the Plan.

Required Vote for Approval

The affirmative vote of a majority of our common stock voted at the Annual Meeting, by person or by proxy, is required to approve the Plan and the EVA performance system. While broker non-votes will not be counted as votes cast on this proposal, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to assure approval.

The Board of Directors recommends a vote FOR the approval of the proposed plan and the adoption of the EVA performance system.

Herman Miller, Inc., and Subsidiaries      9

Ratification of Appointment of Independent Auditors

Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent auditors for the fiscal year ending May 28, 2005. Representatives of Ernst & Young will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors.

Disclosure of Fees Paid to Independent Auditors

Aggregate fees billed to us for the fiscal years ended May 31, 2003 and May 29, 2004, by our independent auditors, Ernst & Young, were as follows:

Fiscal Year Ended	May 31, 2003	May 29, 2004

Audit Fees(1)	688,000	880,300

Audit Related Fees(2)	17,000	44,600

Tax Fees(3)	211,000	94,300

All Other Fees	0	0

Total	$916,000	$1,019,200

(1)

Includes fees billed for the audit of our consolidated financial statements included in Form 10-K, the review of our financial statements included in our quarterly reports in Form 10-Qs, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of financial statements.
(3)	Includes fees billed for tax compliance, tax advice and tax planning

The Board’s Audit Committee has adopted a policy for preapproving all permissible services performed by Ernst & Young. This policy requires the committees preapproval of all services that may be provided by our independent auditors. The policy authorizes the committee to delegate to one or more of its members preapproval authority with respect to permitted services. All of the services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee under this policy.

10      2004 Proxy Statement

Voting Securities and Principal Shareholders

On July 30, 2004, we had 71,253,605 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on July 30, 2004, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by our transfer agent. As of July 30, 2004, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Ariel Capital Management, Inc.	9,973,035	(1)	14.00
200 East Randolph Dr., Ste. 2900
Chicago, Illinois 60601

FMR Corp.	4,085,735	(2)	5.73
82 Devonshire Street
Boston, Massachusetts 02109

Columbia Wanger Asset Management, L.P.	3,720,000	(3)	5.22
227 West Monroe Suite 3000
Chicago, Illinois 60606

(1)

This information is derived from notification received by us from the beneficial owner, including notice that it has sole voting power as to 8,070,540 shares and sole dispositive power as to 9,970,965 shares.

(2)

This information is derived from notification received by us from the beneficial owner, including notice that it has sole voting power as to 100,830 shares and sole dispositive power as to 4,085,735 shares.

(3)

This information is derived from notification received by us from the beneficial owner, including notice that it has shared voting power as to 3,720,000 shares and shared dispositive power as to 3,720,000 shares.

Director and Executive Officer Information

Security Ownership of Management

The following table shows, as of July 30, 2004, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Named Executive	Amount and Nature of Beneficial Ownership(1)		Percent of Class (2)

Michael A. Volkema	698,410.95
Brian C. Walker	550,702.75
Elizabeth A. Nickels	177,627.24
John Portlock	162,429.22
Gary W. Van Spronsen(3)	326,825.44
Gary S. Miller	421,833.57
All executive officers and directors as a group (24 persons)	3,835,439	(4)	5.21

(1)

Includes the following number of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema—357,441; Mr. Walker—285,381; Ms. Nickels—121,834; Mr. Portlock—136,460; Mr. Van Spronsen—260,305; and Mr. Miller—292,836. Includes the following number of shares that are restricted and subject to certain conditions: Mr. Volkema—240,000; Mr. Walker—181,190; Ms. Nickels—32,579; Mr. Portlock —10,000; Mr. Van Spronsen—9,000; and Mr. Miller—62,000.

(2)	Calculated based on the number of shares outstanding plus the option shares referred to in footnote (4) below.
(3)	Mr. Van Spronsen’s service as an executive officer ended as of May 28, 2004.
(4)	Included in this number are 2,393,981 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

Herman Miller, Inc., and Subsidiaries      11

The Board of Directors

The information in the following table relating to each nominee’s and director’s age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of July 30, 2004, has been furnished to us by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.

Name and Principal Occupation	Age	Year First Became a Director	Shares Owned (1)		Percent of Class(2)

Nominees for Election as Directors for Terms to Expire in 2007

E. David Crockett	68	1982	57,100.08
Since May 1991--
Managing General and Founding Partner,
Aspen Ventures

C. William Pollard	66	1985	126,308	(3)		.17
Since April 2002--
Chairman Emeritus, The ServiceMaster Company
Since March 2003--
Co-Chairman of the Board, UnumProvident Corporation
April 2002 to January 2003--
Chairman of Executive Committee, The ServiceMaster Company
January 1994 to April 2002--
Chairman of the Board, The ServiceMaster Company
October 1999 to February 2001--
Chief Executive Officer, The ServiceMaster Company

Dorothy A. Terrell	59	1997	41,528.06
Since April 2003--
Venture Partner, First Light Capital
February 1998 to August 2002--
President, Platform Service Group, and
Senior Vice President, Worldwide Sales,
Natural MicroSystems Corporation

David O. Ulrich	50	2001	35,410.05
Since 1982--
Professor, University of Michigan Business School

Directors Whose Terms Expire in 2006

Douglas D. French	50	2002	15,447.02
January 2000 to May 2004--
President and Chief Executive Officer,
Ascension Health
1998 to 2001--
Executive Vice President and Chief Operating Officer,
Ascension Health

James R. Kackley	62	2003	0		0
Since May 2002--
Private Investor
From June 1999 to May 2002--
Adjunct professor, Kellstadt School of Management
DePaul University

Thomas C. Pratt	68	1999	122,126.17
Since October 2002--
President and Chief Executive Officer,
International Cooperating Ministries
July 1989 to February 2002--
President and Chief Executive Officer,
Prison Fellowship Ministries

12      2004 Proxy Statement

Michael A. Volkema	48	1995	698,410	(4)	.95
Since 2000--
Chairman of the Board, Herman Miller, Inc.
July 1995 to July 2004--
Chief Executive Officer, Herman Miller, Inc.
From May 1995 to March, 2003--
President, Herman Miller, Inc.

Directors Whose Terms Expire in 2005

Mary Vermeer Andringa	54	1999	27,091.04
Since February 2003--
Chief Executive Officer, Vermeer Manufacturing
From 1989 to February 2003--
Chief Operating Officer, Vermeer Manufacturing
Since 1989--
President, Vermeer Manufacturing

Lord Brian Griffiths of Fforestfach	62	1991	87,695.12
Since 1991--
International Advisor,
Goldman Sachs International Limited
and House of Lords, United Kingdom

Brian C. Walker	42	2003	550,702	(5)	.75
Since July 2004--
President and Chief Executive Officer, Herman Miller, Inc.
March 2003 to July 2004--
President and Chief Operating Officer,
Herman Miller, Inc.
From December 1999 to March, 2003--
President, Herman Miller North America

J. Barry Griswell	55	2004	10,000.01
Since January 2002--
Chairman of the Board, Principal Financial Group
Since January 2000--
Chief Executive Officer, Principal Financial Group
Since March 1998--
President, Principal Financial Group

(1)

Shares shown for each director include the following number of shares with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days: 14,776 shares for Mr. Crockett; 44,644 shares for Mr. Pollard; 32,775 shares for Ms. Terrell; 35,410 shares for Mr. Ulrich; 15,447 shares for Mr. French; 23,960 shares for Mr. Pratt; 357,441 shares for Mr. Volkema; 18,488 shares for Ms. Andringa; 49,605 shares for Mr. Griffiths; and 285,381 shares for Mr. Walker.

(2)	Percentages are calculated based upon shares outstanding plus shares that the director has the right to acquire under stock options exercisable within 60 days.
(3)	Includes 1,612 shares owned of record and beneficially by Mr. Pollard’s wife. Mr. Pollard disclaims beneficial ownership of these shares. Additionally, 39,500 shares are owned by a family partnership.
(4)	Includes 240,000 shares for Mr. Volkema of restricted stock, that are subject to forfeiture under certain conditions.
(5)	Includes 181,190 shares for Mr. Walker ofs restricted stock, that are subject to forfeiture under certain conditions.

Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company and Times Newspaper Holding Ltd. Mr. Griswell also is a director of Principal Financial Group. Mr. Pollard also is a director of UnumProvident Corporation. Ms. Terrell also is a director of General Mills, Inc., Sears, Roebuck & Co., and Lightbridge, Inc. Mr. French also is a director of Old National Bancorp. Mr. Volkema also is a director of Applebee’s International, Inc. Mr. Walker also is a director of Briggs & Stratton. There are no family relationships between or among our directors, nominees, or any of our executive officers.

Herman Miller, Inc., and Subsidiaries      13

Corporate Governance and Board Matters

Board Governance Guidelines

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. These practices reflect the Board’s long-standing philosophy that a proper structure, appropriate policies and procedures and reflective cultural factors provide the cornerstone to good governance. This past year the Board documented those practices by adopting our Board Governance Guidelines. These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the National Association of Securities Dealers (NASD). Our Guidelines also require the Board to have, among other committees, an Audit Committee, Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualify as an independent director under the NASD listing standards. Our Board Governance Guidelines, as well as the charters of each of the foregoing committees are available for review on our Web site at www.hermanmiller.com/governance.

Code of Conduct

Our Board has adopted a Code of Conduct that applies to all of our employees, officers and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our Web site at www.hermanmiller.com/code. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed.

Determination of Independence of Board Members

As required by our Board Governance Guidelines, our Board has determined that each of our directors, other than Messrs. Volkema and Walker, qualify as an “Independent Director”, as such term is defined in the NASD listing standards, and that none of those directors has a material relationship with Herman Miller. The Board’s determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member’s relationship with the company and taking into consideration the definition of “Independent Director” under the NASD rules. Our Board also determined that each member of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASD listing standards, and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

Meeting Attendance

Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. They are also encouraged to attend our annual meeting of shareholders. Nine of our directors attended our 2003 Annual Shareholders’ Meeting. During fiscal 2004, the Board held five meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served. Consistent with the requirements of our Guidelines, our Board met in executive sessions, without the presence of management, following the conclusion of each regularly scheduled Board meeting. These meetings were chaired by Mr. Crockett, who acted as presiding director of our Board’s executive sessions or in his absence by Mr. Pollard.

Communications With the Board

Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary has been instructed to forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations

Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than sixty days prior to the

14      2004 Proxy Statement

date of that year’s annual meeting and, with respect to any special meeting at which a director is to be elected, not later than 10 days after the date of notice of that meeting. The notice must include (1) the name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulations 14A of the Exchange Act had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director.

Our Nominating and Governance Committee is not currently utilizing the services of any third party search firm to assist in the identification or evaluation of board member candidates. However, the committee has in the past, and may in the future, use the services of such a firm as it deems necessary or appropriate.

Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. However, it has not established specific, minimum qualifications for director nominees. This committee does assess the experience and background of prospective candidates, including his or her independence. The committee’s charter authorizes the committee to consider all factors it considers appropriate, including the candidate’s experience and knowledge of our history and culture, as well as his or her experience and background in manufacturing, design, marketing, technology, finance, management structure and philosophy, including his or her experience as a senior executive officer of a public company. In light of these general requirements, our governance committee reviews the suitability of each person nominated to our Board. In the past, through the board evaluation process, the committee has determined whether there were any skills or experience that needed to be added to the Board and used that information to help establish criteria for Board member searches and candidate evaluation. All candidates, by whomever nominated, are evaluated in the same manner and under the same standards.

The Nominating and Governance Committee has not received any recommended nominations from any of our shareholders in connection with our 2004 annual meeting. The nominees who are standing for election as directors at the 2004 annual meeting are incumbent directors recommended by the committee and nominated by the Board.

Compensation of Board Members and Nonemployee Officers

Directors Compensation

We pay an annual retainer of $100,000 to directors who are not full-time employees of the company. In addition, a $5,000 retainer fee is approved annually by the Board to the chairpersons of Board committees. The annual retainer and chairperson fee (if appropriate) is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of November 15 or January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below, with company common stock units valued as of November 15 of each year; (4) stock options valued as of November 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our company employee scholarship fund.

For fiscal 2004, three directors elected to receive 100 percent of their retainer in the form of stock options; one director elected to receive 97 percent of the retainer in the form of stock options and 3 percent to the scholarship fund; two directors elected to receive 100 percent of their retainer in the form of cash; one director elected to receive 95 percent of the retainer in cash and 5 percent to the scholarship fund; one director elected to receive 75 percent of the retainer in cash, 24 percent in stock, and 1 percent to the scholarship fund; one director elected to receive 100 percent of the retainer in the form of deferred compensation; and, one director elected to receive 95 percent of the retainer in the form of company stock and 5 percent to the scholarship fund.

Stock Compensation Plan

We have in effect a Stock Compensation Plan, approved and adopted by our shareholders, under which nonemployee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.

Herman Miller, Inc., and Subsidiaries      15

Deferred Compensation Plan

We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits participants to defer receipt of all or a portion of the total annual retainer and committee chair fees to his or her account under the plan expressed in stock unit’s equivalent to shares of our stock.

Stock Ownership Guidelines

Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership with a value equivalent to three times the annual retainer fee of $100,000, or a minimum total ownership valued at $300,000 over a five-year period.

Board Committees

Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet Web site at www.hermanmiller.com/charters. The committees are as follows:

Executive Compensation Committee

We have an Executive Compensation Committee comprised of David O. Ulrich (chair), J. Barry Griswell, and Mary V. Andringa. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, grants employee stock options, and acts as the administrative committee for our employee stock option and long term incentive plans. The committee met five times during the last fiscal year.

Nominating and Governance Committee

We have a Nominating and Governance Committee comprised of C. William Pollard (chair), Dorothy A. Terrell, and E. David Crockett. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies. In addition, the committee identifies and recommends to the Board candidates for election to fill vacancies on the Board. The committee met seven times during the last fiscal year.

Executive Committee

We have an Executive Committee comprised of Michael A. Volkema (chair), C. William Pollard, Thomas C. Pratt, and David O. Ulrich. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The committee met six times during the last fiscal year.

Audit Committee

We have an Audit Committee comprised of Thomas C. Pratt (chair), James R. Kackley, and Douglas D. French. Mr. Kackley is qualified as and serves as the “audit committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable listing standards of the National Association of Securities Dealers (NASD), as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management’s reporting practices and internal controls on behalf of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent auditors. The Audit Committee met nine times during the past fiscal year. In July 2004 the Board of Directors amended the written charter of the Audit Committee. A copy of the amended charter is attached as Appendix II.

16      2004 Proxy Statement

Report of the Audit Committee

We have reviewed and discussed with management the company’s audited financial statements as of and for the year ended May 29, 2004.

We have discussed with the independent registered public accounting firm (the “auditors”) the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence including a consideration of the compatibility of non-audit services with their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K Report for the year ended May 29, 2004.

Thomas C. Pratt (chair)      Douglas D. French       James R. Kackley

Herman Miller, Inc., and Subsidiaries      17

Executive Compensation Committee Report

Purpose

The Executive Compensation Committee (the “Committee”) of the Board of Directors is comprised of three directors, each of whom qualifies as an independent director under NASDAQ’s listing requirements. The Committee’s primary function is to oversee the compensation philosophy and strategy of the company and to act as the administrative committee for the company’s key executive and director compensation plans. The Committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the company’s Chairman, and the company’s President and Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. The Committee also reviews the annual remuneration for all other Section 16 Officers of the company. The Committee also establishes the performance objectives for the annual executive incentive plan, which covers the President and Chief Executive Officer, corporate officers, and executive employees of the company. The company’s President and Chief Executive Officer establishes the base salary of all other company executives.

Compensation Philosophy

The company’s compensation philosophy, as formulated by the Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of equitable risk among employees, shareholders, and customers. The programs are designed to allow for an appropriate level of risk and a corresponding relationship to the competitive market. Consistent with this philosophy, a key objective of the Committee is to ensure the design of the Executive Compensation Program will achieve the following objectives:

o	Link a material portion of annual compensation directly to operating performance
o	Reinforce our values, build corporate community, and focus employees on common goals
o	Align the interests of executives with the long-term interests of shareholders and customers
o	Attract, motivate, and retain executives of outstanding ability

The Committee believes that the equity-based and incentive compensation plans described below reflect this philosophy.

EVA-Based Incentive Compensation
Beginning in fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the company’s business units were linked to the EVA concept. At the 1998 Annual Meeting, the company’s shareholders approved the company’s Incentive Cash Bonus Plan, which utilizes an EVA performance measurement system to determine the amount of annual cash bonus compensation. The Board adopted a plan in fiscal 2003 to include a sales improvement measurement in addition to EVA performance in calculating the annual cash bonus.

In fiscal 2004, the company returned to a simplified EVA calculation as the sole measurement of the annual incentive. The company is once again asking the shareholders for approval of the plan at the 2004 Annual Meeting.

The Committee continues to believe that the utilization of the EVA measurement system, with its focus on maximizing the company’s return on capital investments relative to its cost of capital, is an effective means of evaluating and rewarding executive performance. Under EVA, cash incentives are tied to the success of the business and puts more cash compensation at risk for key executives. At target performance, total cash compensation should be competitive with the market.

Executive Stock Ownership Requirements
The Committee believes that significant stock ownership by top management is of critical importance to the ongoing success of the company, since it closely links the interests of key management and company shareholders. Stock ownership requirements apply to the top senior executives in the company. Under these requirements, the President and Chief Executive Officer must own shares of company stock with an aggregate value of at least six (6) times base salary. The other executives must own shares with an aggregate value of between three (3) and five (5) times their respective base salaries. The executive’s responsibility level and corresponding management position within the company determine the level of ownership. All participants must achieve their ownership requirement over a five-year period. Ownership for the purpose of the guidelines is defined to include shares owned by the executives, as well as shares held in profit sharing, 401 (k) and deferred accounts for his or her benefit. Unexercised stock options are not included in the calculation of an executive’s total ownership.

18      2004 Proxy Statement

Equity-Based Compensation
The company’s Long-Term Incentive Plan, as amended serves as a tool to assist executives in attaining the required levels of ownership. This plan provides for the award of stock options, restricted stock, reload options, and other equity-based instruments.

Company Performance and Executive Compensation

Annual executive compensation consists of a base salary, an annual bonus opportunity under the Incentive Cash Bonus Plan, and equity awards. Recognized salary surveys for executive officers are regularly utilized to insure the company provides competitive market compensation. The Committee, in specific circumstances, may provide other forms of equity-based compensation as previously described.

Base Salary
The salaries of the company’s President and Chief Executive Officer and other executives are established through market matching of external data and then implemented on a performance-based evaluation system. Each executive’s performance is evaluated by his or her superior. This evaluation considers the employee’s overall performance relative to the achievement of corporate objectives, as well as individual contributions and achievements. The Committee applies the same evaluation principle to the company’s President and Chief Executive Officer.

Annual Incentive Cash Bonus
The company’s EVA measurement system provides the basis for determining performance-based bonus compensation.

In fiscal 2004 the Committee used EVA as the sole measurement calculated as the adjusted net income (GAAP net income plus tax effected interest, restructuring and bonus costs) less the capital charge (average cost of capital times the sum of equity and interest bearing debt). The annual incentive bonus achieved for fiscal 2004 was 0.5455 of target payout. For fiscal 2005, the company plans to continue to calculate EVA in the new simplified format. Targets for the next three fiscal years have been established. The Committee also established a bonus cap and floor on actual payments while still allowing for additional limited over- or under- performance to be reflected in adjustments to the following year’s target.

Equity Awards
The Committee also authorizes the grant of stock options and restricted stock grants to employees of the company, including executive officers.

Annual Stock Option Grants
The Committee approved stock option awards to thirty-seven executives as a recognition and a retention measure. The Committee approved a total grant of 380,000 options to be awarded to these individuals on June 30, 2003, at a strike price of $20.06, the closing market price on that date. In addition, in March 2004, the Committee approved an award of option grants to the broader participant population of the executive compensation program. This grant was made in recognition of the company’s philosophy to maintain compensation at competitive levels. In addition, a special option grant was awarded to all Section 16 Officers in recognition of foregoing the fiscal 2005 annual salary adjustment. A total grant of 691,000 stock options was made on May 19, 2004, at a strike price of $23.87, the closing market price on that date.

Stock Option Reloads
Stock option grants typically have contained a reload feature. The Committee has decided to discontinue offering the reload feature as part of future stock option grants. Therefore the committee provided eligible employees daily opportunities to reload current vested options prior to making this decision effective.

Retirement Programs
The Committee approves the investment policies of the Profit Sharing, 401 (k) and Pension Funds and the management and performance of the funds and the investment advisors.

Key Executive Deferred Compensation
The company also has a Key Executive Deferred Compensation Plan whereby key executives can elect to defer a portion of the EVA cash bonus and have it denominated in company stock. The company historically authorized an incentive in the form of a premium denominated in Herman Miller, Inc., common shares equal to 30 percent of the amount deferred up to a maximum of 50 percent of the EVA cash bonus deferred. The Committee believes that this program provides an additional opportunity and incentive for the key executives to increase their ownership level in the company. In 2004, key executives deferred a total of $200,039.

Herman Miller, Inc., and Subsidiaries      19

1994 Key Executive Stock Purchase Assistance Plan
This plan was provided to assist executives in attaining their stock ownership requirements. Under the terms of this plan, loans were made to key executives for the purpose of purchasing company stock. All loans are full recourse loans. Each loan is evidenced by a promissory note from the participating executive and is secured by the shares purchased with the loan proceeds. Each year, executives can earn the repayment of a portion of the principal and interest due on these loans, provided that certain corporate performance goals are attained. For fiscal 2004, the Committee approved a 10.91 percent earn-out based on the financial results achieved. Accordingly, principal payments of $.22 million and interest payments of $.09 million were earned for fiscal 2004. During the course of the loan, the plan prohibits participants from earning repayment of more than 80 percent of the original principal amount of any loan to him or her, plus interest accrued on the loan, prior to the maturity of the loan. There are loans outstanding to executives totaling $1.0 million. No loans under this plan were made in the past four fiscal years, and the Committee will not permit any new loans to be made going forward. Existing loans may be paid in accordance with their prevailing terms but may not be materially modified.

For fiscal 2005, the Committee plans to adopt a long-term incentive program for the company’s executives that will provide appropriate market-based levels of equity awards to individual executives that also recognize performance and company results. Additional objectives include assistance to key executives to achieve ownership targets, management of annual expense, and diversification away from a high reliance on stock options. In summary, the Committee believes that the actions it has taken to address executive compensation for fiscal 2004 endorse the company’s compensation philosophy. Going forward the Committee is committed to its objective of providing an executive compensation package that will motivate and retain key employees while providing fair returns to shareholders. In the spring of 2004, the company partnered with Towers Perrin to survey all executives and measure the relative preferences and importance of compensation rewards. This survey allowed the company and the Committee to examine opportunities to maximize incentive value and retention through the design of its compensation program.

Change In Control Employment Agreements

The Board of Directors has authorized the Chairman of the Board to offer severance agreements to certain officers to protect against an employee’s termination of employment following a “change in control.” These agreements provide benefits on a basis equivalent to that which existed immediately prior to such change in control. The agreements specify certain payments upon termination of employment or a change in the basis of employment. Under the agreements, the executive is entitled to a lump sum severance payment. In the case of the President and Chief Executive Officer, this payment includes an amount equal to the greater of three times the base salary and target EVA bonus or three times the base salary and average bonus for the last three fiscal years and a “gross-up” amount, which will in general effectively reimburse the President and Chief Executive Officer for any amounts paid under Federal excise tax.

Compensation of the Chief Executive Officer

For the period of fiscal 2004, Michael A. Volkema held the role of Chairman and Chief Executive Officer. The following describes the compensation he received in that capacity:

In May 2002, Michael A. Volkema elected to surrender 20 percent of his fiscal 2004 base compensation in exchange for stock options. As a result, Mr. Volkema was paid a base salary of $400,000 during fiscal 2004. Under the Key Executive Deferred Compensation Plan, Mr. Volkema elected to defer 50 percent of his 2004 EVA bonus and have it denominated in Herman Miller common stock. As a result, he received a fiscal 2004 cash bonus of $115,919. Mr. Volkema received a premium on the incentive deferred denominated in Herman Miller common stock equal to 1,298 shares which vests over a three year period. In June 2003, the Committee awarded Mr. Volkema a stock option grant of 75,000 options vesting after one year with a five-year life and another stock option grant in May 2004 of 50,000 options vesting after one year with a five-year life, to better match Mr. Volkema’s overall compensation package to competitive market data and to encourage him to remain with the company. The Committee believes that these actions will continue the close alignment of Mr. Volkema’s interests with those of the shareholders.

20      2004 Proxy Statement

Deductibility of Compensation

The income tax laws of the United States limit the amount the company may deduct for compensation paid to the company’s CEO and the other four most highly paid executives. Certain compensation that qualifies as “performance-based” under IRS guidelines is not subject to this limit. All compensation paid by the company during fiscal 2004 meets the requirements for deductibility.

David O. Ulrich (chair)      Mary V. Andringa      J. Barry Griswell

Herman Miller, Inc., and Subsidiaries      21

Summary Compensation Table

The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended May 29, 2004, May 31, 2003, and June 1, 2002.

Name and Principal Position	Year	Annual Compensation				Long Term Compensation		All Other Compensation(4) ($)
		Salary(1) ($)	Bonus(2) ($)	Restricted Stock Awards ($)		Awards Securities Underlying Options/SARS (#)	Payouts LTIP Payouts(3) ($)

Michael A. Volkema,	2004	400,000	115,919	--		534,722	--	3,280
Chairman	2003	400,000	--	--		--	--	6,533
	2002	500,000	--	2,682,000	(5)	364,009	--	5,263

Brian C. Walker,	2004	375,000	143,194	--		219,136	127,572	9,280
President and	2003	375,000	--	--		--	--	5,218
Chief Executive Officer	2002	375,000	--	485,500	(6)	75,014	--	4,831

Elizabeth A. Nickels,	2004	286,000	39,003	--		86,636	86,471	9,280
Executive Vice President and	2003	275,000	--	--		--	--	6,372
Chief Financial Officer	2002	275,000	--	485,500	(6)	70,569	--	4,996

John Portlock,	2004	241,472	65,680	--		40,000	--	(7)
President, Herman Miller	2003	211,950	--	--		--	--	(7)
International	2002	137,086	--	217,600	(8)	82,457	--	(7)

Gary W. Van Spronsen,(9)	2004	225,000	61,369	--		22,334	189,706	3,280
Senior Vice President of	2003	225,000	--	--		--	--	5,852
New Business Development	2002	225,000	--	291,300	(6)	98,204	--	5,208

Gary S. Miller,	2004	228,800	62,405	--		75,000	--	11,302
Chief Development Officer	2003	220,000	14,520	--		--	--	9,028
	2002	220,000	--	--		28,000	--	7,294

(1)	Includes amounts deferred by employees pursuant to Section 401 (k) of the Internal Revenue Code.
(2)

Represents amounts paid under our Incentive Cash Bonus Plan. It excludes amounts deferred at the election of the Named Executives and payable in shares of our stock under the Key Executive Deferred Compensation Plan.

(3)	Represents amounts earned under our Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder. No new loans may be extended under this plan.
(4)	Amounts represent contributions by us pursuant to our defined contribution retirement plans except for payments of $2,022 each year by us of premiums for life insurance for the benefit of Mr. Miller.
(5)

This amount represents the value of 100,000 shares of our common stock (based on the closing price on the date of grant of $26.82) granted to Mr. Volkema under the terms of his share grant agreement. The grant vests at an annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares becomes vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on our common stock. Full vesting will occur in 2006. At May 29, 2004, the value of Mr. Volkema’s 40,000 unvested and restricted shares, based on the closing price of our stock on that date ($24.08 per share), equaled $963,200.

(6)

These amounts represent the value of 25,000, 25,000, and 15,000 shares of our common stock (based on the closing prices on the date of grant of $19.42) granted to Mr. Walker, Ms. Nickels, and Mr. Van Spronsen, respectively, under the terms of their share grant agreements. The grants vest at an annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions that lapse as the number of shares become vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on our common stock. Full vesting will occur in 2006. At May 29, 2004, the value of Mr. Walker’s 15,000, Ms. Nickel’s 15,000, and Mr. Van Spronsen’s 9,000 unvested and restricted shares, based on the closing price of our stock on that date ($24.08 per share), equaled $361,200, $361,200, and $216,720, respectively.

(7)

Mr. Portlock serves the company through its United Kingdom subsidiary. As such, his benefits are paid according to the benefits paid in the United Kingdom which are different from the benefits in the United States. His benefits include medical insurance, car allowance, spouse travel, and contributions to a pension plan. In 2002, Mr. Portlock’s fringe benefits totaled $17,153. In 2003 and 2004 his fringe benefits did not exceed 10 percent of his base plus bonus.

(8)

This amount represents the value of 10,000 shares of our common stock (based on the closing price on the date of grant of $21.76) granted to Mr. Portlock under the terms of his share grant agreement. The grant vests at an annual rate of 20 percent of the total shares granted during the five years following the grant date. The shares are subject to forfeiture provisions which lapse as the number of shares becomes vested each year over the vesting period. Dividends are payable on the restricted shares at the same rate as dividends on our common stock. Full vesting will occur in 2006. At May 29, 2004, the value of Mr. Portlock’s 6,000 unvested and restricted shares, based on the closing price of our stock on that date ($24.08 per share), equaled $144,480.

(9)	Mr. Van Spronsen’s service as an executive officer ended as of May 28, 2004.

22      2004 Proxy Statement

Option Grants in Last Fiscal Year

The following table provides information on options granted to the Named Executives during the year ended May 29, 2004.

Name	Number of Securities Underlying Options (#)		Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (per share)(1) ($)	Expiration Date	Grant Date Present Value(2) ($)

Michael A. Volkema	75,000	(3)	4.71%	20.06	6/30/08	427,740
	50,000	(3)	3.14%	23.87	5/19/09	331,020
	133,292	(4)	8.36%	25.90	5/21/07	712,912
	145,419	(4)	9.13%	23.01	9/29/08	953,541
	45,084	(4)	2.83%	25.90	9/29/08	309,574
	52,492	(4)	3.29%	25.90	7/2/09	360,442
	5,918	(4)	.37%	25.90	6/29/11	40,637
	27,517	(4)	1.73%	25.90	4/23/12	188,948

Brian C. Walker	50,000	(3)	3.14%	20.06	6/30/08	285,160
	100,000	(3)	6.28%	23.87	5/19/09	662,040
	69,136	(3)	4.34%	25.90	11/25/08	476,181

Elizabeth A. Nickels	25,000	(3)	1.57%	20.06	6/30/13	142,580
	50,000	(3)	3.14%	23.87	5/19/09	331,020
	11,636	(4)	.73%	23.01	2/7/10	76,300

John Portlock	10,000	(3)	.63%	20.06	6/30/13	57,032
	30,000	(3)	1.88%	23.87	5/19/09	198,612

Gary W. Van Spronsen	10,000	(3)	.63%	20.06	6/30/13	57,032
	12,334	(4)	.77%	23.01	11/25/08	80,877

Gary S. Miller	25,000	(3)	1.57%	20.06	6/30/13	142,580
	50,000	(3)	3.14%	23.87	5/19/09	331,020

(1)

The exercise price equals the prevailing market price of our stock on the date of grant. The exercise price may be paid in cash or by delivery of previously owned shares, or a combination of cash and such shares.

(2)

For the options expiring on May 21, 2007, June 30, 2008, September 29, 2008, November 25, 2008, May 19, 2009, July 2, 2009, February 7, 2010, June 29, 2011, April 23, 2012, June 30, 2013 the values reflect standard application of the Black-Scholes option pricing model based on (a) expected stock price volatility of .2881, .3603, .3445 and .3279, .3445 and .3260, .3180, .3279, .3455, .3279, .3279, .3603, (b) risk free rate of return of 1.88 percent, 2.02 percent, 2.86 percent and 2.28 percent, 2.86 percent and 2.43 percent, 3.60 percent, 2.28 percent, 2.86 percent, 2.28 percent, 2.28 percent, 2.02 percent, (c) a cash dividend yield of 1 percent, and (d) an expected time of three to four years to exercise. The actual value, if any, of the options granted is dependent upon the market values of the company’s common stock subsequent to the date the options become exercisable.

(3)

Indicates number of shares that may be purchased pursuant to options granted under our Long-Term Incentive Plan. The company granted options on June 30, 2003, March 30, 2004, and May 19, 2004, totaling 380,000, 13,613, and 691,000 shares, respectively, to eligible employees. In general, options may not be exercised in full or in part prior to the expiration of one year from the date of grant.

(4)

Reflects options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. The employees received new options equal to the shares that were traded in. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the company’s stock on the date of grant of the reload option. Reload options were granted on October 23, 2003, March 22, 2004, March 29, 2004, March 30,2004, March 31, 2004, April 15, 2004, April 16, 2004, April 20, 2004, April 21, 2004, April 22, 2004, April 26, 2004, April 27, 2004, May 5, 2004, May 6, 2004, and May 7, 2004, totaling 170,674, 264,303, 423, 69,136, 5,036, 831, 32,608, 2,024, 9,230, 12,333, 1,978, 2,672, 2,176, 11,345, and 8,225, respectively.

Herman Miller, Inc., and Subsidiaries      23

Aggregated Stock Option Exercises in Fiscal 2004 and Year End Option Values

The following table provides information on the exercise of stock options during fiscal 2004 by the Named Executives and the number and value of unexercised options at May 29, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Number of Securities Underlying Unexercised Options at May 29, 2004 (#)		Value of Unexercised In the Money Options at May 29, 2004(2) ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael A. Volkema	425,446	639,950	414,929	534,722	39,215	467,598
Brian C. Walker	75,000	255,000	235,381	219,136	9,804	222,000
Elizabeth A. Nickels	11,950	12,070	116,972	86,636	74,033	123,451
John Portlock	--	--	138,860	40,000	384,619	46,500
Gary W. Van Spronsen	16,500	78,690	250,305	22,334	78,298	54,397
Gary S. Miller	64,000	1,091,559	267,836	75,000	1,490,117	111,000

(1)	Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.
(2)	Values are based on the difference between the closing price of our stock on May 29, 2004, ($24.08) and the exercise prices of the options.

Long-Term Incentive Plans—Awards in Last Fiscal Year

Name	Number of shares, units or other rights (#)(1)	Performance or other period until maturation or payout(2)

Michael A. Volkema	5,623	3 years(3)
Brian C. Walker	0	--
Elizabeth A. Nickels	1,892	3 years
John Portlock	0	--
Gary W. Van Spronsen	0	--
Gary S. Miller	0	--

(1)

Represents the number of units credited to an employee’s account under the terms of our Key Executive Deferred Compensation Plan (the “Plan”). Under the terms of the Plan, participants may elect to defer all or a portion of his or her cash incentive bonus payment. Deferred amounts are credited in stock units, based on the value of our stock as of the end of the month in which the bonus would have been paid to the employee. Stock units are payable only in shares of our common stock. Includes the following number of units credited to each of the Named Executive’s premium account, as described in footnote (2) Michael A. Volkema—1,298; Elizabeth A. Nickels—437.

(2)

Stock Units credited to a participant’s account due to the premium percentage are credited to a separate premium account, which vests at the rate of 33-1/3 percent, beginning on the first anniversary of the deferral, and each anniversary thereafter, provided that the participant is employed by us. The Plan allows for accelerated vesting in the event of a participant’s death, disability, retirement, change in employment status or termination due to a change in control, as defined in our Plan for Severance Compensation After Hostile Takeover, as amended and restated.

(3)	Mr. Volkema’s premium contribution vesting was accelerated in fiscal 2005 as a result of the change in his employment status as provided under the Plan and as described in footnote (2) above.

Equity Compensation Plan Information

As noted in the Executive Compensation Committee Report, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. In addition, we maintain the Nonemployee Officer and Director Stock Option Plan, Employee Stock Option Plan, 2000 Employee Stock Option Plan, Employees’ Stock Purchase Plan, and various employee ownership and profit sharing plans under which common stock is authorized for issuance to employees and directors in exchange for services.

The 2000 Employee Stock Option Plan is our only equity compensation plan under which common stock is authorized for issuance that has not been approved by our shareholders. Under the 2000 Employee Stock Option Plan, each employee of the company, or any U.S. or Canadian subsidiary, and certain foreign subsidiaries, whether full-time or part-time, who was not eligible to participate in the 1994 Long-Term Incentive Plan, received a one time, nontransferable grant of a nonqualified stock option to purchase 100 shares of our common stock, at fair market value of the shares on the grant date. The options were not exercisable until after one year of continuous employment from the grant date and remain exercisable until the earlier of 10 years after the grant date or three months after termination of employment (other than termination due to of retirement, disability, or death, which events allow for a longer exercise period). The Board is sensitive to dilution of shareholder interests resulting from the granting of stock options and therefore has allocated the options granted under this plan against the authorized shares available under the 1994 Long-term Incentive Plan.

24      2004 Proxy Statement

The following table sets forth certain information regarding the above referenced equity compensation plans as of May 29, 2004.

Plan category	Number of securities to be issued upon exercise of outstanding options warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future insurance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,394,438	$ 23.94	3,008,358
Equity compensation plans not approved by security holders	463,400	$ 27.25	--
Total	7,857,838	$ 24.14	3,008,358

(1)     We have not granted warrants or rights applicable to this chart.

Pension Plan

We maintain a cash balance retirement income plan under which we credit the account of each eligible participant each quarter with an amount equal to 4 percent of the participant’s compensation for the quarter, subject to a maximum annual compensation of $205,000. Each quarter a participant’s cash balance is credited with interest at the 30-year U.S. Treasury security rate, established as of the month of April preceding each plan year, on the previous quarter-end balance. Upon retirement and subject to completion of at least five years of service, participants may be paid the cash balance in a lump sum or in monthly payments for the remaining life of the participant. Under current tax law, annual benefits payable at retirement may not exceed $165,000.

Other Arrangements

We maintain a Salary Continuation Plan, which provides that an officer’s base salary (as shown in the “Salary” column of the Summary Compensation Table) will be continued for twelve months after termination of the officer’s employment. Under this plan, benefits terminate if the officer performs services for a competitor, and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

Shareholder Return Performance Graph

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on our common stock with that of the cumulative total return of the Standard & Poors’ 500 Stock Index and the NASD Non-Financial Index for the five-year period ended May 29, 2004. The following information is based on an investment of $100 on May 29, 1999, in our common stock, the Standard & Poors’ 500 Stock Index, and the NASD Non-Financial Index, with dividends reinvested.

	1999	2000	2001	2002	2003	2004
Herman Miller, Inc.	$ 100	$ 148	$ 135	$ 118	$ 98	$ 123
S&P 500 Index	$ 100	$ 110	$ 96	$ 83	$ 76	$ 90
NASD Non-Financial	$ 100	$ 144	$ 84	$ 62	$ 61	$ 76

Herman Miller, Inc., and Subsidiaries      25

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were filed by such persons during the last fiscal year.

Submission of Shareholder Proposals for the 2005 Annual Meeting

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2005 annual meeting of shareholders may do so in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2005 annual meeting of shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than May 2, 2005.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2005 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on July 16, 2005, and advise shareholders in the 2005 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (2) do not receive notice of the proposal prior to the close of business on July 16, 2005. Notices of intention to present proposals at the 2005 annual meeting should be addressed to our Corporate Secretary, at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

As of August 30, 2004, no proposals to be presented at the 2004 annual meeting had been received by us.

Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the accompanying proxy materials, or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than thirty (30) days prior to the date of the originally scheduled meeting. If less than forty (40) days’ advance notice of the meeting is given, the notice must be received by us no later than the close of business on the tenth day following the date on which the notice of the scheduled meeting was first mailed to our shareholders.

Miscellaneous

The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by few of our regular employees without additional compensation. We may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

The Report to our Shareholders for the fiscal year ended May 29, 2004, including financial statements, is being mailed to shareholders with this Proxy Statement. A copy of our Report on Form 10-K filed with the Securities and Exchange Commission is available, without charge, upon written request from the Secretary of the company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to date and sign the enclosed proxy and return it promptly to us in the enclosed envelope. Questions related to your holdings can be directed as follows:

EquiServe Trust Company, N.A., PO Box 43069, Providence, RI 02940-3069
Phone: 1 800 446 2617 inside the United States
Phone: 1 781 575 2723 outside the United States
http://www.equiserve.com

By Order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board  August 30, 2004

26      2004 Proxy Statement

Appendix I  Herman Miller, Inc., Executive Incentive Cash Bonus Plan

Section 1.  Purposes of the Plan

The purpose of the Plan is to more closely link incentive cash compensation to the creation of shareholder wealth. The Plan is intended to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. The Plan is also intended to reward long-term, continuing improvements in shareholder value with a share of the wealth created.

Section 2.  Definition

“Actual Improvement” means the annual change as determined under Section 4(b)(1) of the Plan, which amounts can be positive or negative.

“Annual Salary” means, with respect to a Participant, his or her annual base salary paid in a particular fiscal year of the company, provided, however, that if a Participant is added to the Plan during a Plan Year the term Annual Salary Amount will mean only his or her annual base compensation earned after being added to the Plan.

“Average Capital” means the sum of the company’s capital at the end of each month during a Plan Year divided by 12.

“Board” means the Board of Directors of the company.

“Bonus Amount” means the amount which is determined and payable to a Participant under Sections 4 and 5 of the Plan.

“Bonus Interval” means the amount of EVA growth or diminution as a variance from Expected Improvement determined by the Committee that would result in either (i) the doubling of the Target Bonus for EVA performance above Expected Improvement; or (ii) the realization of no Target Bonus for EVA performance below Expected Improvement.

“Capital Charge” means the company’s Average Capital for the Plan Year multiplied by the Cost of Capital.

“Change in Control” means the first to occur of any one of the events described below:

a.	Stock Acquisition. Any “person,” as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Act”), other than the company or a subsidiary, or a trustee of any employee benefit plan sponsored solely by the company or a subsidiary is or becomes, other than by purchase from the company, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of shares of common stock or other securities of the company representing 20 percent or more of the combined voting power of the company’s then-outstanding voting securities.

b.	Change in Board. During any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board, unless each new director was nominated or elected by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Code” means the Internal Revenue Code, as amended.

“Committee” means the Executive Compensation Committee of the Board, or any successor Committee thereto.

“Company” means Herman Miller, Inc., a Michigan corporation.

“Cost of Capital” means the company’s weighted cost of equity plus its weighted cost of debt, expressed as a percentage, as determined by the Committee in a manner consistent with the Manual.

“Disability” means a physical or mental condition that qualifies the Participant for disability benefits under the company’s Long-Term Disability Income Plan.

Herman Miller, Inc., and Subsidiaries      27

“Expected Improvement” means the targeted improvement in annual EVA growth determined by the Committee for the Target Bonus Percentage to be earned in full.

“EVA” means the Economic Value Added to the company determined each Plan Year by deducting the company’s Capital Charge from the company’s Net Income, as determined in a manner consistent with the terms of the Manual.

“EVA Bonus Factor” means the multiple determined in accordance with Section 4(b)(3) of the Plan.

“EVA Carryover Amount” means either (i) a positive number equal to the amount of the Excess Improvement in excess of the Bonus Interval in the previous Plan Year, or (ii) a negative number equal to the amount of Shortfall that is in excess of the Bonus Interval from the prior Plan Year; provided however, in no event may the EVA Carryover Amount be an amount either positive or negative, in excess of the Bonus Interval.

“Excess Improvement” means the amount by which the Actual Improvement for a Plan Year exceeds the Expected Improvement.

“Manual” means the Herman Miller EVA Management System Technical Manual as approved by the Committee.

“Participant” means an employee of the company or a subsidiary determined by the Committee to be eligible to participate in the Plan for a Plan Year.

“Plan” means the Herman Miller, Inc., Executive Incentive Cash Bonus Plan.

“Plan Year” means the fiscal year of the company.

“Retirement” means the termination of a Participant’s employment with the company or a subsidiary after a Participant attains age 55 with a minimum of five years of service.

“Subsidiary” means any corporation at least eighty (80) percent of the outstanding voting stock of which is owned by the company.

“Shortfall” means the amount, expressed as a positive number, by which the Expected Improvement for a Plan Year exceeds the Actual Improvement.

“Target Bonus” means the annual bonus a Participant would earn, if any, for a Plan Year (the “Bonus Amount”) if Actual Improvement equaled Expected Improvement, determined by multiplying a Participant’s Annual Salary for that Plan Year by the Participant’s Target Bonus Percentage for that Plan Year.

“Target Bonus Percentage” means the percentage of a Participant’s Annual Salary, as established or approved by the Committee for purposes of determining a Participant’s Target Bonus.

Section 3.  Administration

a.	The Committee. The Committee shall be responsible for administering the Plan. The Committee shall be comprised of three or more members of the Board, each of whom shall be an “outside director” as that term is used in Section 162(m) of the Code and the regulations promulgated thereunder.

b.	Powers. The Committee shall have full and exclusive discretionary power to interpret the Plan, to determine those employees of the company and its Subsidiaries who are eligible to participate in the Plan, and adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the company, and its officers shall be entitled to rely upon the advice or opinion of such persons.

c.	Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation.

28      2004 Proxy Statement

d.	Annual Determination. Each year prior to payment of a Bonus Amount, the Committee shall determine that the performance requirements of the Plan have been satisfied in accordance with Section 4(a)(2) of the Plan and Section 162(m) of the Code.

Section 4.  Determination of Bonus Amount

a.	Determination of EVA and Actual Improvement.

1)	Beginning of Year Determinations. Prior to or within ninety (90) days of the commencement of each Plan Year, the following determinations shall be made in accordance with the Manual:

(i)	The Committee shall approve the calculation the company’s EVA as of the beginning of the Plan Year and the company’s Cost of Capital for the Plan Year.

(ii)	The Committee shall approve the calculation of the EVA Carryover Amount, if any, from the previous Plan Year. In no event will the cumulative EVA Carryovers exceed a Bonus Interval of one, whether positive or negative.

(iii)	The Committee shall determine or approve Target Bonus Percentages for each Participant.

(iv)	The Committee shall establish the Expected Improvement and the Bonus Interval for each Plan Year, which standards may each be set by the Committee for one to three Plan Years.

2)	Year-End Determinations. As of the end of each Plan Year, the following determinations shall be made:

(i)	The Committee shall approve the calculation of the company’s EVA as of the end of the Plan Year.

(ii)	The Committee shall approve the calculation of Actual Improvement.

(iii)	The Committee shall approve the determination of the EVA Bonus Factor for each Plan Year, consistent with the terms of the Plan and the Manual.

b.	Determination of Bonus Amount. Each Participant shall be entitled to a Bonus Amount, if any, for a Plan Year according to the following:

1)	The Actual Improvement in EVA for a Plan Year shall be determined by adding any EVA Carryover Amount (either positive or negative) to the EVA as of the end of Plan Year and then subtracting from it the EVA as of the beginning of the Plan Year.

2)	The EVA Bonus Factor shall be determined by comparing the Excess Improvement or Shortfall to the Expected Improvement and Bonus Interval, according to the following:

(i)	If the Actual Improvement equals the Expected Improvement, the EVA Bonus Factor shall equal one (1).

(ii)	If the Actual Improvement exceeds the Expected Improvement, the EVA Bonus Factor shall equal (a) the Excess Improvement divided by the Bonus Interval, plus (b) one (1), but in no event shall the EVA Bonus Factor be greater than two.

(iii)	If the Actual Improvement is less than the Expected Improvement, the EVA Bonus Factor shall equal (a) the Shortfall (expressed as a negative number) divided by the Bonus Interval, plus (b) one (1), but in no event shall the EVA Bonus Factor be less than 0.

3)	The Bonus Amount for each Participant shall equal the Participant’s Target Bonus, multiplied by the EVA Bonus Factor, and shall be payable by the company in accordance with Section 5 of this Plan.

Herman Miller, Inc., and Subsidiaries      29

Section 5.  Payment of Bonus Amount

a.	Payment of Bonus Amount. The Bonus Amount shall be paid by the company within thirty (30) days following the Committee’s certification of the EVA Bonus Factor.

b.	Allocation of EVA Bonus Factor. A Participant’s Bonus Amount may be based upon the EVA Bonus Factor for the company only, or at the discretion of the Committee, a Participant’s Bonus Amount may be based upon the EVA Bonus Factor or other bonus factor for a particular division, operation, or subsidiary of the company, or combination thereof as determined by the Committee, in which case the Committee shall establish an Expected Improvement and Bonus Interval with respect thereto.

c.	Payment Upon Death, Retirement, or Disability. In the event of a Participant’s termination of employment by the company due to Death, Retirement, or Disability, the Participant shall be credited as of the end of the Plan Year in which termination occurs (the “Termination Year”), with a Bonus Amount determined in accordance with Section 4 of the Plan, multiplied by a fraction (the “Completion Multiple”), the numerator of which shall equal the total number of days during the Termination Year in which the Participant was employed by the company, and the denominator of which shall be 365. The Participant’s Bonus Amount shall be paid by the company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, in one lump sum within the time frame set forth in Section 5(a) of the Plan.

d.	Termination of Employment for Reasons Other Than Death, Retirement, or Disability. If a Participant’s employment by the company is terminated for reasons other than Death, Retirement, or Disability before the end of a Plan Year, the Participant will not be entitled to any Bonus Amount.

e.	Leave of Absence; Ineligibility. If during any Plan Year a Participant has an authorized leave of absence, the amount of his or her Bonus Amount shall be determined in accordance with Section 4 of the Plan and multiplied by a fraction, the numerator of which shall equal the total number of days of the Plan Year a Participant is not on leave of absence, and the denominator of which shall equal 365.

f.	Ineligibility. If an employee’s participation in the Plan is terminated for reasons other than set forth in Section 5(c) through 5(d), whether due to employment with an affiliate of the company that is not a subsidiary or inclusion in a different bonus plan, (i) the amount of his or her Bonus Amount shall be determined in accordance with Section 5(c) of the Plan, whereby the Termination Year shall be the Plan Year in which participation in the Plan terminates and the numerator of the Completion Multiple shall equal the total number of days during the Termination Year in which the employee was a Participant in the Plan.

Section 6.  General Provisions

a.	No Right to Employment. No Participant or other person shall have any claim or right to be retained in the employment of the company or a subsidiary by reason of the Plan or any Bonus Amount or Bonus Reserve Account.

b.	Plan Expenses. The expenses of the Plan and its administration shall be borne by the company.

c.	Plan Not Funded. The Plan shall be unfunded. The company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Amount or Bonus Reserve Account under the Plan.

d.	Reports. The appropriate officers of the company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by any applicable statute, rule, or regulation.

e.	Governing Law. The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

30      2004 Proxy Statement

Section 7.  Amendment and Termination of the Plan

The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time, provided, however, that:

a.	No amendment, discontinuance, or termination of the Plan shall alter or otherwise affect the amount of a Bonus Amount earned through the date of termination;

b.	Without the approval of the company’s shareholders, no amendment shall be made which would replace the EVA performance measurement system for purposes of determining Bonus Amounts under the Plan, provided that the Board or Committee shall have the authority to adjust and establish Expected Improvement, Bonus Intervals, Target Bonus Percentages, and other criteria utilized in the EVA performance measurement system whether for the company or for a particular division, operation or Subsidiary of the company or a combination thereof ; and

c.	In the event of the termination of this Plan, the full amount, if any, of the Participant’s Bonus Amount shall be paid in full within ninety (90) days following the effective date of termination. If the Plan is terminated prior to the end of a Plan Year, Bonus Amounts for that Plan Year shall be determined and paid in accordance with Section 5(f) of the Plan, but with the Bonus Amount computed at the date of the termination of the Plan with the Expected Improvement, Bonus Interval and EVA Carryover Amount prorated for the percentage of the Plan Year completed. In the event the Plan is terminated following a Change in Control, Bonus Amounts shall be determined as provided in the previous sentence with Section 5(f) of the Plan, except that the Completion Multiple shall be one (1) and the Bonus Amounts shall be paid at the effective time of the Change in Control.

Herman Miller, Inc., and Subsidiaries      31

Appendix II  Herman Miller, Inc., Board of Directors—Audit Committee Charter July 2004

Purpose

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors by overseeing (1) the quality and integrity of the company’s accounting and financial reporting processes and the audits of the company’s financial statements, (2) the performance of the company’s business risk group, including the internal audit function, and independent auditor, and (3) the company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Committee shall provide an open avenue of communication among the independent auditors, financial and senior management, the business risk group and the Board of Directors.

Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom (1) must qualify as an independent director under the listing standards of the NASDAQ, Section 301 of the Sarbanes-Oxley Act and the rules of the Securities and Exchange Commission, (2) shall be free from any relationship to the company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee, and (3) shall not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years. All members of the Committee shall meet the NASDAQ requirements to be able to read and understand fundamental financial statements. In addition, at least one member shall have met the NASDAQ standard for financial sophistication. The Board of Directors shall attempt to appoint at least one member of the Committee who is an “Audit Committee Financial Expert” under the criteria established by the Securities and Exchange Commission. The members shall be nominated by the Nominating and Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Governance Committee shall recommend, and the Board shall designate, one member of the Committee as Chair. A member of the Committee shall not simultaneously serve on the audit committee of more than two other public companies.

Meetings and Procedures

Meetings of the Committee shall be subject to the Committee procedure rules set forth in the company’s Bylaws, rules established by the Board, and its own rules of procedure (including the Administrative Guidelines schedule), which shall be consistent with those Bylaws and the following:

1.	The Committee shall meet at least four (4) times annually and more frequently as circumstances require. At least four (4) scheduled meetings of the Committee shall include an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee may meet periodically with management, the head of the company’s business risk group and the independent auditors in separate executive sessions to discuss any matters that the Committee or the business risk department or independent auditors believe should be discussed privately.

2.	Following each of its meetings, the Committee shall deliver a report (verbal or written) on the meeting to the Board, including a description of actions taken by the Committee.

3.	Minutes will be prepared for each meeting by a legal nonemployee resource and will be maintained as a permanent part of corporate records.

4.	At least annually, the Committee will review this Charter and update it as necessary.

32      2004 Proxy Statement

Responsibilities and Duties

The company’s management is responsible for preparing the company’s financial statements, and the independent auditors are responsible for auditing the company’s financial statements. Consequently, the Audit Committee’s role is one of oversight and does not provide any expert assurance or certification as to the company’s financial statements or the work of the independent auditors or that of the business risk group. However, the independent auditors and director of business risk are directly accountable to the Audit Committee. The Committee shall have the following responsibilities and duties:

Documents and Reports

1.	Review the company’s annual financial statements and any financial reports submitted to the SEC or to the public, including any report issued by the independent auditors.

2.	Review the management letter and other reports from the independent auditors, reports issued to Audit Committee from the business risk group, management’s responses, and subsequent updates on actions taken.

3.	Recommend to the Board whether the company’s annual financial statements should be included in the Annual Report on Form 10-K.

4.	Cause to be prepared and approve the Committee’s report to be included in the company’s proxy statement.

5.	Review with financial management, business risk and the independent auditors the quarterly report on Form 10-Q prior to filing.

6.	Review quarterly earnings press releases with management prior to dissemination.

7.	Discuss with management financial information and earnings guidance provided to external parties (e.g., analysts and rating agencies), if not previously discussed with the Executive Committee or Board of Directors.

8.	Review management’s assessment and report and the independent auditors’ attestation and report on the effectiveness of the company’s internal controls over financial reporting.

Independent Auditors

1.	Appoint, retain or remove, approve the compensation of, and provide oversight of the work of the company’s independent auditor and appoint and approve the compensation of any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services of the company, including resolution of disagreements between management and the independent auditors regarding financial reporting. The independent auditors shall report directly to the Committee.

2.	On an annual basis review and evaluate the qualifications and performance of the independent auditors.

3.	On an annual basis, receive from the independent auditors a formal written statement delineating all relationships between the independent auditors and the company, consistent with Independence Standards Board Standard 1. The Committee will actively engage in a dialog with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor. The Committee will take appropriate action to oversee the independence of the independent auditor.

4.	Administer the company’s Audit and Non-Audit Services Preapproval Policy.

5.	Hold timely discussions with the independent auditors regarding:

(a)	All critical accounting policies and practices;

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

Herman Miller, Inc., and Subsidiaries      33

(c)	Other material written communications between the independent auditor and management including, but not limited to, schedule of unadjusted differences; and

(d)	An analysis of the auditor’s judgment as to the quality of the company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

(e)	The establishment, documentation and audit of the company’s internal controls over financial reporting.

6.	At least annually, obtain and review a report by the independent auditor describing:

(a)	The firm’s internal quality control procedures; and

(b)	Any material issues raised by the most recent internal quality-control review of the firm or by any inquiry or investigation of the firm by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

(c)	All relationships between the independent auditor and the company.

Financial Reporting Processes

1.	Review the integrity of the company’s financial reporting process, both internal and external, giving consideration to the disclosure controls, and consultation with management, the independent auditors and the director of business risk.

2.	Review and discuss significant changes in the company’s procedures concerning internal controls over financial reporting.

3.	Consider and approve, as appropriate, material changes to the company’s auditing and accounting principles and practices as suggested by the independent auditors, management or the director of business risk.

4.	Review and approve all related party transactions.

5.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by company employees regarding questionable accounting or auditing matters.

6.	Approve the annual EVA calculation including the actual improvement and bonus factor.

Business Risk Group/Internal Audit

1.	Review the audit plan, activities, organizational structure and qualifications of the company’s business risk group including a periodic review of the director’s performance, and approve the appointment of the director.

2.	Periodically review any significant difficulties, disagreements with management or scope restrictions encountered in the course of that group’s work.

34      2004 Proxy Statement

Ethical and Legal Compliance

1.	Review compliance with the company’s policies related to legal and ethical practices, including its Code of Conduct, approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.

2.	Review, with the company’s counsel, legal compliance matters including corporate securities trading policies.

3.	Review, with the company’s counsel, any legal matter that could have a significant impact on the company’s financial statements.

4.	Discuss the company’s significant business and financial risk exposures and steps taken by management to control or mitigate those exposures.

Other

1.	Perform an annual self-assessment relative to the Audit Committee’s purpose, duties and responsibilities set forth in this Charter.

2.	To the extent it deems appropriate, and with or without full Board approval, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

3.	Monitor the development of the company’s insurance programs and their adequacy to safeguard against extraordinary liabilities and losses.

4.	Perform any other activities consistent with this Charter, the company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Funding

The company shall provide appropriate funding, as determined by the Audit Committee, for payments of:

1.	Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company;

2.	Compensation to any advisors employed by the Audit Committee pursuant to the Charter, and

3.	Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Herman Miller, Inc., and Subsidiaries      35